UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CRAFT COLLEGE INC.

(Exact name of registrant as specified in charter)

Utah	20-4475522
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

1950 Stemmons Freeway, Suite 5001, Dallas TX	75207
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

N/A	N/A
Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:333-135661 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:
                        Common stock, $0.00001 par value

Item 1. Description of Registrant's Securities to be Registered.

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.00001 par value. As of October 10, 2008, there were 6,757,200 common shares outstanding.

Rights and Liabilities of Common Stockholders

Dividend Rights

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the board of directors may from time to time determine.

Voting Rights

Each holder of the Company's common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. All voting is non-cumulative, which means that the holder of fifty percent (50%) of the shares voting for the election of the directors can elect all the directors. The board of directors may issue shares for consideration of previously authorized but unissued common stock without future stockholder action.

Preemptive Rights

Holders of common stock are not entitled to preemptive rights.

Sinking Fund Provisions

No sinking fund provisions exist.

Further Liability For Calls

No shares of common stock are subject to further call or assessment by the issuer. We have not issued stock options as of the date of this Registration Statement.

Item 2. Exhibits.

3.1	* Articles of Incorporation

3.2	* By-Laws etc

4.1	* Specimen Stock Certificate

5.1	* Opinion regarding legality of securities being registered

10.1	* Agency agreement with Brand Specialists LLC

10.2	* Agency agreement with Memories Complete

23.1	* Consent from Conrad Lysiak

23.2	* Consent from K.R. Margetson Ltd Chartered Accountants

99.2	* Subscription Agreement

* These documents have been filed with SB-2 on July 10 2006 and have been included by reference.

SIGNATURES

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CRAFT COLLEGE INC.

Signature	Title	Date

DARIO PASSADORE Dario Passadore	Director	October 21, 2008